Energy XXI Announces Amendment of Exchange Offer for its
7.25% Convertible Perpetual Preferred Stock

HOUSTON — Nov. 3, 2010 — Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI) (the "Company") today announced it has amended its previously announced exchange offer in respect of its 7.25% Convertible Perpetual Preferred Stock (the "Preferred Stock"), pursuant to its offer to exchange dated October 21, 2010 (the "Offer to Exchange"), as amended by the First Supplement to the Offer to Exchange dated November 3, 2010 (the “First Supplement”), and the accompanying letter of transmittal (together with the Offer to Exchange, the "Offering Documents").

The Company commenced an offer to exchange any and all shares of outstanding Preferred Stock properly tendered (and not validly withdrawn) and accepted by the Company for newly issued shares of the Company’s common stock (the “common stock”) and a cash payment.

The Company is amending the terms of the exchange offer as follows:

•           Adjustment to Expiration Consideration.  In exchange for each share of Preferred Stock properly tendered (and not validly withdrawn) and accepted by the Company: (i) by 5:00 p.m., New York City time, on November 4, 2010 (such time and date, as the same may be extended, the “Early Tender Date”), participating holders of Preferred Stock will receive the following consideration per share of Preferred Stock: (a) 8.77192 shares of the common stock and (b) a cash payment of $19.00 (the “Early Tender Consideration”); and (ii) after the Early Tender Date but prior to Midnight, New York City time, on November 18, 2010 (such time and date, as the same may be extended, the “Expiration Date”), participating holders of Preferred Stock will receive the following consideration per share of Preferred Stock: (a) 8.77192 shares of the common stock and (b) a cash payment of $19.00 (the “Expiration Consideration”). In addition, holders will receive in respect of their shares of Preferred Stock that are accepted for exchange, accrued and unpaid dividends on such Preferred Stock up to, but not including, the settlement date of the exchange offer.  Consequently, the Expiration Consideration is now equal to the Early Tender Consideration.

The Company has been advised by the exchange agent for the exchange offer that, as of 5:00 p.m., New York City time, on November 2, 2010, approximately 100,930 shares of Preferred Stock had been tendered and not withdrawn.

The exchange offer will expire at Midnight, New York City time, on Nov. 18, 2010, unless extended or earlier terminated by the Company. Tendered Preferred Stock may be withdrawn at any time prior to the expiration of the exchange offer. In addition, holders may withdraw any tendered shares of Preferred Stock that are not accepted by the Company for exchange after the expiration of 40 business days following today’s commencement of the exchange offer.  The exchange offer is not conditioned upon any minimum number of shares of Preferred Stock being tendered.

Continental Stock Transfer & Trust Company is acting as the exchange agent for the exchange offer and D.F. King & Co., Inc. is acting as the information agent for the exchange offer.

This press release is neither an offer to purchase nor a solicitation to buy any of the Preferred Stock nor is it a solicitation for acceptance of the exchange offer. The Company is making the exchange offer only by, and pursuant to the terms of, the Offer to Exchange, as amended by the First Supplement, and the Letter of Transmittal. The exchange offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the information agent or the exchange agent for the exchange offer makes any recommendation in connection with the exchange.

The complete terms and conditions of the exchange offer are set forth in the Offer to Exchange, as amended by the First Supplement, and Letter of Transmittal that are being sent to holders of the Preferred Stock. Holders are urged to read these documents carefully when they become available. Copies of the Offer to Exchange, the First Supplement and Letter of Transmittal may be obtained from D.F. King & Co., Inc., the information agent for the exchange offer, at (212) 269-5550 or (888) 628-1041 (toll-free).

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the consummation of the offer to exchange. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company's properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Seymour Pierce is Energy XXI's listing broker in the United Kingdom.

Enquiries of the Company

Energy XXI	Pelham Bell Pottinger
Stewart Lawrence	James Henderson
Vice President, Investor Relations and	jhenderson@pelhambellpottinger.co.uk
Communications	Mark Antelme
713-351-3006	mantelme@pelhambellpottinger.co.uk
slawrence@energyxxi.com	+44 (0) 20 7861 3232

Seymour Pierce – UK AIM Adviser
Jonathan Wright/
Jeremy Porter – Corporate Finance
Richard Redmayne – Corporate Broking
Tel: +44 (0) 20 7107 8000